Exhibit 10.12

December 1, 2016

Mike Kandell

21 Baker Circle

Hillsborough, NJ 0884

Dear Mike:

It is my pleasure to welcome you to Wireless Telecom Group, Inc. (the “Company”). This letter (the “Agreement”), together with the attached Non-Competition and Confidentiality Agreement, constitutes our agreement with respect to your employment with the Company. Subject to the completion of a background check acceptable to the Company, and confirmation of your eligibility to work in the United States, the Company agrees to employ you and you agree to be employed by the Company as its Chief Financial Officer, beginning on or about January 2, 2017, pursuant to the terms of this Agreement. Your employment is on an at-will basis, meaning that you may resign at any time for any or no reason after providing thirty days advance written notice to the Company, and the Company similarly may end the employment relationship at any time for any or no reason after providing thirty days advance written notice to you.

You will be paid salary, initially at the rate of Two Hundred Twenty Two Thousand Five Hundred Dollars ($222,500.00) per year, which is subject to all required withholdings and deductions, and is payable in accordance with the Company’s normal payroll practices. In addition to your salary, you will be eligible to participate in the Company’s Officer Incentive Compensation Plan (“OICP”), subject to the terms and conditions set forth in the OICP as may be amended from time to time. For 2017, your target bonus will be $100,000: 30% of your 2017 bonus will be based on your achievement of your individual performance objectives as determined by the Compensation Committee of the Board of Directors (“Board”) of the Company (“Compensation Committee”), subject to the Company’s achievement of threshold financial objectives determined by the Compensation Committee, and 70% of your 2017 bonus will be based on the Company’s achievement of financial objectives as determined by the Compensation Committee. Whether you or the Company have achieved such objectives will be determined by the Compensation Committee in its sole discretion after the completion of the financial audit for the year.

You will be awarded an initial grant of 100,000 stock options (the “Option”) on your first day of employment with the Company, which will vest over time, subject to the provisions of the Wireless Telecom Group, Inc. Amended and Restated 2012 Incentive Compensation Plan (the “2012 Plan”) and your signing an award agreement acceptable to the Company (“Award Agreement”), which will set forth the exercise price of, vesting schedule for, and other terms applicable to, the Option.

If your employment is terminated by the Company for a reason other than death, Disability or Cause, or you resign for Good Reason (as those capitalized terms are defined in the 2012 Plan) within 18 months after a Change in Control (as defined in the 2012 Plan), then, subject to your signing and not revoking a general release in a form acceptable to the Company that has become binding and non-revocable within sixty days after the termination date, you will be paid or provided: (i) payment equal to 75% of your salary in effect at the time of the termination of your employment, which will be paid in substantially equal semi-monthly installments over a 9 month period; (ii) the amount, in the good faith determination of the Board, you earned as of your termination date, under the bonus component of the then applicable OICP; and (iii) at the Company’s election either the continuation of benefits, to the extent permissible under applicable employee benefit plans in which you are a participant, for 9 months after the termination date, or a lump sum payment, in lieu of the continuation of some or all benefits, in an amount determined by the Board in its discretion. Provided that you have timely executed and not revoked the general release, severance payments will be made on the Company’s regular payroll dates beginning on the first payroll date that is at least sixty days after the termination date (subject to any deferral requirements of Internal Revenue Code Section 409A), and the first payment will include all installments for the period from the termination date through such first payroll date.

Kindly indicate your acceptance of this Agreement by signing a copy of this letter and the Non-Competition and Confidentiality Agreement and returning them to me.

Very truly yours,

Wireless Telecom Group, Inc.

By:	/s/ Timothy Whelan
Timothy Whelan
Chief Executive Officer

ACCEPTED AND AGREED TO:

/s/Mike Kandell
Mike Kandell

December 1, 2016_

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